                            Exhibit 99.1

JLL Income Property Trust
Declares 43rd Consecutive Quarterly Dividend

Chicago (August 17, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $6.8 billion in portfolio assets, announced that on August 9, 2022, its Board of Directors declared a dividend for the third quarter of 2022 of $0.14 per share. This will be the 43rd consecutive dividend paid to its stockholders.
The dividend is payable on or around September 29, 2022 to stockholders of record as of September 22, 2022. On an annualized basis, this gross dividend is equivalent to $0.56 per share and represents a yield of approximately 3.8 percent on a NAV per share of $14.87 as of August 9, 2022. All stockholders will receive $0.14 per share less applicable share class specific fees and the annualized yield will differ based on the share class.
“We’re proud to once again offer a stable income source for our stockholders amid an inflationary environment,” said JLL Income Property Trust President and CEO Allan Swaringen. “We’ve achieved consistent dividend growth over the past decade and are now paying our 43rd consecutive quarterly dividend, which we believe demonstrates the benefit of investing in core real estate to grow cash flows over time, even during an uncertain market environment.”
A second quarter dividend of $0.14 per share, less applicable share class specific fees, was paid according to the table below on June 29 to stockholders of record as of June 23. Any future dividends will be approved at the discretion of the Board of Directors.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q2 Quarterly Gross Dividend per Share	$0.14000	$0.14000	$0.14000	$0.14000
Less: Dealer Manager Fee per Share	-	($0.00898)	($0.01049)	($0.02730)
Q2 Quarterly Net Dividend per Share	$0.14000	$0.13102	$0.12951	$0.11270
NAV per Share as of June 30, 2022	$14.87	$14.89	$14.88	$14.85
Annualized Net Dividend Yield Based on NAV as of June 30, 2022	3.8%	3.5%	3.5%	3.0%
1.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3.A dealer manager fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

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JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.
About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $80 billion of assets in private and public real estate property and debt investments as of Q1 2022. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.
Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management's intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.
Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email:    scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com

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